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                                                                     EXHIBIT 99B


VERIO CORPORATE CONTACT:
Steven Silvers, Clarus Public Relations, 303-296-0343
        E-mail:  ssilvers@claruspr.com
        Corporate newsroom: http://newsroom.verio.net

VERIO INVESTOR CONTACT:
        Whitney Fogt, 303-645-1900
        E-mail: wfogt@verio.net


Verio Inc. names James "Buddy" Cunningham as head of sales and marketing

Drew Clark to head newly combined Northeast and Mid-Atlantic regions

ENGLEWOOD, CO (June 29, 1998) -- Verio Inc. (NASDAQ: VRIO), one of the nation's leading full-service Internet companies for small and medium-sized businesses and institutions, today announced that former Verio Northeast President James "Buddy" Cunningham has been named Vice President of Sales and Marketing.

Mr. Cunningham will focus on increasing Verio's internal growth by optimizing the company's unique, locally driven sales and support model, which combines hands-on local customer service with a comprehensive suite of nationally supported, business-critical Internet services, including access, e-mail, Web hosting, electronic commerce and Web-server co-location. In addition, Mr. Cunningham will continue to build on the company's commitment to creating national indirect distribution channels through key strategic partnerships.

An 18-year telecommunications veteran, Mr. Cunningham previously spent ten years with MCI, where he served as Vice President, Sales and Marketing for networkMCI Digital Imaging. He also directed the company's $400 million Campus MCI program, which provided Internet access and enhanced services for universities and municipalities around the country.

"Buddy is one of the top marketing professionals in the telecommunications and Internet industries, and he knows what it takes to deliver first-class, local service to the business Internet customer," said Verio Chief Executive Officer Justin L. Jaschke. "He has demonstrated outstanding expertise in building our Northeast operations, and we look forward to capitalizing on his considerable skills to expand Verio's national support for its local sales and marketing initiatives."

Verio also announced that Andrew E. Clark, currently President of Verio's Mid-Atlantic operations, will assume the role of President of Verio's newly combined Northeast and Mid-Atlantic region, having overall responsibility for growth and profitability for the Company's operations in East Coast business markets from Washington D.C. to Boston. Mr. Clark will focus on integrating the two regional networks, streamlining operations and strengthening national and regional support for the company's local sales and




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customer support teams. The two formerly separate operating regions together serve 12 of the top 50 U.S. markets.

Before joining Verio, Mr. Clark was President of Columbia, Maryland-based Clark Internet Services, Inc., (ClarkNet), a successful full-service Internet provider with an established reputation for delivering bundled Internet business solutions to middle market customers in the Mid-Atlantic region. Verio acquired ClarkNet in October 1997.

"Verio Mid-Atlantic quickly became one of Verio's flagship regions thanks to Drew's outstanding leadership and success in driving rapid revenue growth and increasing profitability," said Mr. Jaschke. "His expanded role is consistent with our efforts to create the most efficient operating structure in support of our local service model, allowing the company to capture significant economies of scope and scale."

The consolidation of management of the two regions is related to the Company's recent decision to more rapidly integrate its acquired companies and capture operational efficiencies in order to more cost-effectively offer Internet access and enhanced services. These initiatives include more quickly consolidating regional points of presence (POPs) across the country, transitioning network traffic to the Qwest backbone, and investing in standardized support systems for provisioning, support and administrative business processes. While the company anticipates an increased investment in operating expenses to support these initiatives in the current year, the resulting cost-savings benefits over the next few years are expected to be significant.

"We intend to proactively and quickly capitalize on all opportunities to streamline operations, capture national infrastructure efficiencies, and focus our efforts on local sales, engineering and customer support," said Mr. Jaschke. "This is the foundation of our ability to deliver Verio's unique brand of national Internet strength combined with superb local service."

About Verio

Verio is a leading national provider of Internet connectivity and enhanced Internet services to small and medium-sized businesses. Since its inception in March 1996, Verio has rapidly established a national presence through the acquisition, integration and growth of local and regional Internet providers with a business customer focus that together currently serve 36 of the top 50 U.S. markets under the Verio brand name.

For more information on Verio, visit the company's Web site at www.verio.net or call 1-888-GET-VERIO. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303-645-1900.

Except for the historical information contained herein, certain matters set forth in this press release (including statements concerning the amount of the Company's expected expenditures for integration and consolidation of operations and the anticipated amount and timing of long-term cost reductions), are forward-looking statements within the



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meaning of the "safe harbor" provisions of the Private Securities Litigation
Reform Act of 1995. These forward looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions and implementation of network infrastructure. Readers are also encouraged to refer to the Company's reports from time to time filed with the Securities and Exchange Commission including the Company's Current Report on Form 8-K dated June 29, 1998 for a further discussion of the Company's business and risk factors that may affect operating results.

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